Exhibit 5

LIST OF FOREIGN PATENTS

1.

Australia - Patent Number 2002322916 provides protection for the composition and production methods for the Company’s T36® formulation until August 20, 2022.

2.

China - Certificate of Invention Patent Number ZL02829642.7 provides protection for the composition and production methods for ALDA’s T36® formulation until August 20, 2022.